Red Mountain POS AM

Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, Cawley, Gillespie & Associates, Inc. hereby consents to all references to our firm included in or made a part of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-188361 ) (as amended, the “Form S-3”) and any amendments thereto and further consents to the use and incorporation by reference in the Form S-3 and any amendments thereto of estimates of oil and gas reserves and future net revenues contained in our report, dated August 14, 2013.

Cawley, Gillespie & Associates, Inc.

Fort Worth, Texas

February 21, 2014